Exhibit 10.1

EXECUTION COPY

October 26, 2018

Mark L. Schiller

markschiller7@gmail.com

Dear Mark:

On behalf of The Hain Celestial Group, Inc. (“Hain” or the “Company”), we are pleased to offer you employment with Hain on the terms set forth in this letter (the “Letter”).1

1. Start Date. Your employment with the Company will begin on November 5, 2018 (the “Start Date”). You shall keep this offer of employment confidential until such time as the Company has publicly announced the same.

2. Position and Duties. You will be employed as the Chief Executive Officer of the Company, reporting to the Company’s Board of Directors (the “Board”) and shall have general supervision over the business of the Company. You shall perform all duties, and have the authority, incident to the office of Chief Executive Officer and such other duties consistent with your position as may from time to time be reasonably assigned to you by the Board. You shall use your best efforts to carry out your duties and shall devote substantially all of your business time, attention, and energy to performing your duties. In performing your duties, you shall observe and adhere to all applicable Company policies and procedures as may be interpreted or adopted from time to time in the Company’s sole discretion. Except with the prior written consent of the Board, you shall not, while employed by the Company, undertake or engage in any other employment, occupation, or business enterprise that would interfere with your duties and responsibilities, except for (a) reasonable time devoted to volunteer services for or on behalf of such religious, educational, non-profit, and/or other charitable organization as you may wish to serve, and (b) reasonable time devoted to activities in the non-profit and business communities consistent with your duties. Membership on any outside board, with the exception of the board for a non-profit organization, whether new or continuing, will be subject to written approval of the Board. The foregoing shall not be construed as preventing you from owning less than one percent (1%) of the total outstanding shares of a publicly traded company and managing personal and family investments. You shall be nominated for election to membership on the Board as soon as reasonably practicable following the Start Date, and you agree to accept any appointment as a member of the Board and to serve during all or any part of your employment with the Company as a member of the Board, without any additional compensation for such service. Upon termination of your employment with the Company for any reason, you shall be deemed to have immediately resigned from the Board and take such further actions as may be necessary or desirable to effectuate such resignation.

[1]	Capitalized terms not otherwise defined in this Letter shall have the meaning set forth on Schedule A.

3. Base Salary. Your annualized base salary will be $900,000 (“Base Salary”), subject to all required withholdings and authorized deductions, and payable bi-weekly in installments at the same time as the Company pays its other senior-level executives. Your Base Salary will be reviewed not less than annually and will be subject to increase at the sole discretion of the Compensation Committee of the Board (the “Compensation Committee”) and will not be subject to decrease except in the same percentage as an across-the-board salary reduction generally applicable to other senior-level executives.

4. Annual Incentive Award. For each fiscal year of employment, commencing with the 2019 fiscal year (which commenced on July 1, 2018 and ends on June 30, 2019), you will be eligible to receive an annual incentive award (the “Annual Incentive Award”), subject to the terms and conditions of an annual incentive plan to be adopted by the Compensation Committee. The amount of the Annual Incentive Award, if any, will be determined by the Compensation Committee in its discretion, based on achievement of performance goals and objectives established by the Compensation Committee, in consultation with you, within the first ninety (90) days of the Start Date and each fiscal year thereafter. Your Annual Incentive Award target is 125% of your Base Salary for the applicable fiscal year (the “Target Award”), with a maximum Annual Incentive Award of 200% of the Target Award (or 250% of your Base Salary). The amount of the Annual Incentive Award, if any, will be determined as of the end of each fiscal year and be paid pursuant to the terms of the annual incentive program applicable to other senior-level executives, but in no event later than March 15 of the calendar year following the year in which the fiscal year ends. To be eligible to receive an Annual Incentive Award, or any portion thereof, you must be actively employed by the Company at the time the Annual Incentive Award, if any, is paid except as otherwise provided below. The Annual Incentive Award for your first year of employment will be prorated based on your Start Date and the number of days you are employed by the Company during the fiscal year in which your employment commences.

5. Initial Compensation and Benefits in Connection with New Hire.

a. New Hire Equity Award. You will be granted a number of shares of restricted stock of the Company equal to $2,000,000 divided by the closing stock price of the Company on your Start Date (“Time-Based Restricted Stock”), pursuant to the Company’s Amended and Restated 2002 Long Term Incentive and Stock Award Plan and subject to the terms of the applicable award agreement. The Time-Based Restricted Stock shall vest one-third each year on the anniversary date of the Start Date. You must retain ownership of your Time-Based Restricted Stock (net of tax if shares are withheld to pay applicable taxes) until such time as all Time-Based Restricted Stock becomes fully vested (i.e., three years after the initial grant) or until the earlier of a termination of your employment or a Change in Control.

b. Reimbursement of Relocation Expenses. In connection with your employment with the Company, we understand you are desirous of moving to a house within reasonable commuting distance of the Company’s headquarters. To assist you with this relocation, the Company will pay you an additional sum of $30,000, to be paid as soon as practical after your Start Date. You will not be required to account for your relocation expenses and you understand that this payment will be subject to tax withholding.

c. Reimbursement of Attorneys’ Fees. The Company agrees to reimburse you for the reasonable cost of attorneys’ fees incurred in connection with negotiation of this Letter and related documents in an aggregate amount not to exceed $15,000. Reimbursement shall be made within sixty (60) days after you provide appropriate documentation of same. You understand you may have tax obligations in connection with reimbursement for the attorneys’ fees.

6. Long-Term Incentive Plan. As soon as practicably possible following the Start Date, and subject to approval of the Compensation Committee, you will receive an award of 1,050,000 performance-vesting units intended to represent the total three-year long-term incentive opportunity that would have been made in fiscal years 2019 – 2021 (the “Performance Based Restricted Stock Units” or “PSUs”). The PSUs will be subject to the terms and conditions set forth in the applicable award agreement, attached hereto as Exhibit A. The PSUs will vest pursuant to the achievement of pre-established 3-year compound annual Total Shareholder Return (“TSR”) levels, set forth below, measured based on the Company’s TSR over the three-year period following the Start Date, set forth in greater detail on Exhibit A attached hereto. Shares earned pursuant to the PSU grant (net of taxes if units are withheld to pay applicable taxes) must be held for a minimum of twelve (12) months after vesting. Total shares earned pursuant to the PSU grant shall range from 0 to 1,050,000 based on actual performance as follows:

•	350,000 shares are earned if the 3-year compound annual TSR is at least 15% but below 20% at the end of three years.

•	525,000 shares are earned if the 3-year compound annual TSR is at least 20% but below 25% at the end of three years.

•	700,000 shares are earned if the 3-year compound annual TSR is at least 25% but below 30% at the end of three years.

•	875,000 shares are earned if the 3-year compound annual TSR is at least 30% but below 35% at the end of three years.

•	1,050,000 shares are earned if the 3-year compound annual TSR is at least 35% at the end of three years.

Beginning in fiscal year 2022, you will be eligible to participate in the Company’s long-term incentive program, subject to the terms and conditions of such program as determined by the Compensation Committee. Future long-term incentive grants, if any, will be determined by the Compensation Committee in its sole discretion.

You will be subject to the Company’s stock ownership policy or guidelines, as amended from time to time, applicable to executive officers.2

[2]

The Executive Stock Ownership Guidelines in place currently require the CEO to own a minimum of six times his annual base salary in the Company’s common stock. The CEO has until five years after appointment to achieve the ownership target.

7. Retirement and Welfare Plans. You will be eligible to participate in employee retirement and welfare benefit plans made available to the Company’s senior-level executives as a group or to its employees generally, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of the plans. Nothing in this Letter shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans or programs from time to time as the Company deems appropriate.

8. Vacation. You will be entitled to up to four (4) weeks of annual paid vacation, which shall be subject in all respects to the terms and conditions of the Company’s paid time off policies, as may be in effect from time to time. During any partial year of employment, your annual vacation allotment will be prorated based on the amount of time you are employed by the Company during such year, consistent with Company policy.

9. Reimbursement of Expenses. You will be reimbursed for all customary and appropriate business-related expenses actually incurred and documented in accordance with the Company’s policies applicable to senior-level executives.

10. At-Will Employment; Termination.

a. This Letter does not constitute a guarantee of employment for any specific period of time, and your employment with the Company is “at will.” While we are hopeful that your employment with the Company will be mutually beneficial, either you or the Company may terminate your employment at any time, without cause or notice, subject to the provisions of this Paragraph. Any contrary representations that may have been made to you shall be superseded by this Letter. Your right to any compensation following a termination shall be only as set forth in Paragraph 11.

b. Notwithstanding subsection (a) above, the Company may terminate your employment at any time without Cause, and you may terminate your employment at any time, only upon not less than thirty (30) days’ prior written notice to the other (the “Notice Period”). At any time during any such Notice Period, the Company shall have the right (in its sole and absolute discretion) to (i) relieve you of your duties and responsibilities (in whole or part), (ii) place you on paid leave-of-absence status, (iii) impose conditions with respect to attending or remaining away from the Company’s place(s) of business or (iv) accelerate the termination date, in which case the Company shall pay in a lump sum your Base Salary for the remainder of the Notice Period.

c. For the avoidance of doubt, the Company may terminate your employment at any time for Cause upon written notice to you or, subject to applicable law, for Disability. Moreover, if you die while employed by the Company, all obligations of you and the Company will immediately terminate (except as set forth herein).

11. Rights and Obligations on Termination.

a. Upon termination of your employment for any reason, you will receive: (i) your accrued but unpaid Base Salary through the date of termination (payable on the Company’s first payroll date after the effective date of termination or earlier if required by applicable law); (ii) reimbursement for unreimbursed business expenses reasonably incurred by you prior to the date of termination, payable in accordance with the Company’s standard expense reimbursement policies; (iii) benefits earned, accrued, and due to you under any qualified retirement plan or health and welfare benefit plan in which you are a participation, in accordance with applicable law and the terms of such plans; and (iv) only in the event of a termination by the Company without Cause, by you for Good Reason, or upon death or Disability, any Annual Incentive Award for the most recently completed fiscal year that was earned but unpaid as of the date of termination, which will be paid at such time as awards are paid to other senior-level executives in accordance with the terms of the applicable plan documents (the “Accrued Amounts”).

b. In the event your employment is terminated by the Company without Cause or by you for Good Reason in accordance with Paragraph 10.b, you shall receive the following benefits (collectively, the “Severance”): (a) cash severance in an amount equal to two times the sum of (i) your Base Salary plus (ii) your Target Award which shall be paid in separate substantially equal installments over a two-year period in accordance with the Company’s regular payroll schedule, with the first payment being made no later than sixty (60) days after the termination of your employment, (b) your PSUs will vest, if at all, pursuant to the terms set forth in your award agreement, and (c) the unvested portion of your Time-Based Restricted Stock will vest immediately.

c. If a Change in Control occurs and, during the period commencing six (6) months prior to and ending twelve (12) months following the date of the Change in Control, your employment with the Company is terminated by the Company without Cause or by you for Good Reason in accordance with Paragraph 10.b, you shall receive the following benefits (collectively, the “Change in Control Severance”), which shall be in lieu of and not in addition to, the Severance: (a) cash severance in an amount equal to three times the sum of (i) your Base Salary plus (ii) your Target Award, which shall be paid in separate substantially equal installments over a three-year period in accordance with the Company’s regular payroll schedule, with the first payment being made no later than sixty (60) days after the termination of your employment; (b) your PSUs will vest, if at all, pursuant to the terms set forth in your award agreement; and (c) the unvested portion of your Time-Based Restricted Stock will vest immediately.

d. The Severance and the Change in Control Severance shall in all respects be conditioned on (i) your executing within twenty-one (21) days of termination (or forty-five (45) days to the extent required by applicable law) and not revoking a written release in a form provided by the Company releasing the Company from any and all claims with respect to all matters arising out of or related to your employment by the Company or the termination of your employment (the “Release”), which Release will not release your right to severance or to indemnification against third party claims, or your rights as a shareholder of the Company, and will not increase the scope or duration of any post-employment restrictions on your activities, (ii) your compliance with the terms of the Release, including any return of property, non-disparagement, and confidentiality provisions, and (iii) your continued compliance with your obligations under Paragraphs 12, 13, 14, 15, and 16 of this Letter. In no event shall the timing of your execution of the Release, directly or indirectly, result in you designating the calendar year of payment of the Severance or Change in Control Severance, and if a payment that is “nonqualified deferred compensation” as defined under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) is subject to execution of the Release and could be made in more than one taxable year, payment shall be made in the later taxable year. You acknowledge that the Severance and the Change in Control Severance are in lieu of, and not in addition to, any benefits to which you may otherwise be entitled under any Company severance plan, policy, or program. If you are considered a “specified employee” (as defined under Section 409A) and payment of any amounts under this Letter is required to be delayed for a period of six (6) months after separation from service pursuant to Section 409A, payment of such amounts shall be delayed as required by Section 409A, and the accumulated postponed amounts shall be paid in a lump-sum payment within five (5) days after the end of the six (6) month period. If you die during the postponement period prior to the payment of benefits, the amounts postponed on account of Section 409A shall be paid to the personal representative of your estate within sixty (60) days after the date of your death. Your rights to the Severance and Change in Control Severance under this Letter will not be subject to offset by compensation from other sources or a duty on your part to mitigate or seek other employment.

e. In the event your employment with the Company is terminated by reason of death or Disability, you will not receive the Severance, the Change in Control Severance or any other severance compensation or benefits from the Company, however, (A) the Company will pay you (or your estate or designated beneficiaries, as applicable) (i) the Accrued Amounts and any amount as required by applicable law and (ii) subject to execution and non-revocation of a Release, an amount equal to the Target Award for the fiscal year of termination, prorated based on the number of days you are employed during such fiscal year, and (B) your PSUs will vest, if at all, pursuant to the terms set forth in your award agreement and the unvested portion of your Time-Based Restricted Stock shall fully vest.

f. In the event your employment with the Company is terminated by the Company for Cause or by you without Good Reason, you will not receive the Severance, the Change in Control Severance or any other severance compensation or benefits from the Company, except as required by applicable law and except as set forth in any applicable equity award agreement (including your Time-Based Restricted Stock award agreement and your PSU award agreement attached as Exhibit A); provided, however, the Company will pay you (or your estate or designated beneficiaries, as applicable) the Accrued Amounts.

g. Following termination of your employment with the Company for any reason, you agree to cooperate with the Company in (i) all matters relating to the winding up of your pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; (ii) responding to requests by the Company for information concerning work performed by you during the period of your employment with the Company and with regard to any matters that relate to or arise out of the business of the Company during the period of your employment and about which you may have knowledge; and (iii) any investigation or review that may be performed by the Company or any government authority or in any litigation in which the Company may become involved. The Company will reimburse you for any reasonable pre-approved travel and out-of-pocket expenses incurred by you in providing such cooperation.

12. Confidential Information. You recognize that your position with the Company will give you substantial access to trade secrets and Confidential Information of the Company, the disclosure of which to competitors of the Company would cause the Company to suffer substantial and irreparable damage. You further recognize that all Confidential Information is the sole and exclusive property of the Company. Accordingly, you agree that you will not at any time, whether during or after the termination of your employment for any reason, reveal to any person or entity any trade secrets or Confidential Information, except as may be required in the ordinary course of performing your duties as an employee of the Company. You further agree that upon termination of your employment (or earlier if so requested), you will preserve and return to the Company any and all records in your possession or control, tangible and intangible, developed or obtained during and as a result of your employment (excluding documents relating to compensation and employee benefits). You further agree not to keep or retain any copies of such records without written authorization from a duly authorized officer of the Company covering the specific item retained.

The restrictions in Paragraph 12 shall not apply to: (i) information that at the time of disclosure is in the public domain through no fault of your own; (ii) information received from a third party outside of the Company that was disclosed without a breach of any confidentiality obligation; (iii) information approved for release by written authorization of the Company; or (iv) information that may be required by law or an order of any court, agency or proceeding to be disclosed; provided you shall provide the Company prior written notice of any such required disclosure once you have knowledge of it (unless otherwise prohibited by law) and will help the Company to the extent reasonable to obtain an appropriate protective order. Moreover, the foregoing shall not limit your ability (i) to discuss the terms of your employment, wages and working conditions to the extent expressly protected by applicable law, (ii) to report possible violations of federal securities laws to the appropriate government enforcing agency and make such other disclosures that are expressly protected under such laws, or (iii) to respond to inquiries from, or otherwise cooperate with, any governmental or regulatory investigation.

Pursuant to the Defend Trade Secrets Act of 2016, you acknowledge that you will not have criminal or civil liability under any Federal or State trade secret law for the disclosure of a trade secret that (i) is made (A) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, if you file a lawsuit for alleged retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to his attorney and may use the trade secret information in the court proceeding, if you (i) file any document containing the trade secret under seal and (ii) do not disclose the trade secret, except pursuant to court order.

13. Non-Competition. You agree that (i) your services to the Company are of a special, unique and extraordinary character, (ii) your position places you in a position of confidence and trust with the Company’s employees, customers, vendors, suppliers and/or business partners, and (iii) solely by reason of your position, you will have access to trade secrets and confidential Information concerning the Company. Accordingly, during your employment with the Company and for a period of twenty-four (24) months after termination of your employment (for any reason, whether voluntary or involuntary) (the “Non-Competition Period”), you shall not, without the prior written approval of the Board, whether alone or as a partner, officer, director, consultant, agent, employee, representative or stockholder of any company or other commercial enterprise, or in any other capacity, directly or indirectly engage anywhere in the United States, Canada, Europe or any other country or territory where the Company does business with any person, business, or entity that is involved in the research, development, production, marketing, sale, or distribution of consumer goods or products that are the same as or substantially similar to the consumer goods or products then being, or that at any time in the prior twelve (12) months were being researched, developed, produced, marketed, sold or distributed by the Company (the “Business”); provided that, for purposes of this Paragraph 13, the Business will not include any consumer good/product category or operating segment for which the Company’s total gross receipts accounted for less than five percent (5%) of the Company’s total gross receipts in the fiscal year preceding the fiscal year of the termination of your employment. The foregoing prohibition shall not prevent you from owning securities of a public company not in excess of three percent (3%) of any class of such securities and to own stock, partnership interests or other securities of any entity not in excess of three percent (3%) of any class of such securities and such ownership shall not be considered to be in competition with the Company.

The restrictions of this Paragraph 13 above shall not prohibit your employment with a non-competing, independently operated subsidiary, division, or unit of a diversified company (even if other separately operated portions of the diversified company are involved in the Business) if in advance of your providing any services, you and the diversified company that is going to employ or retain you both provide the Company with written assurances that are satisfactory to the Company establishing that (a) the entity, subsidiary, division or unit of the diversified business that you are going to be employed in or retained by are not involved in the Business or preparing to become involved in the Business, and (b) your position will not involve any activities or services for the independently operated subsidiary, division or unit of a diversified company related to the Business. Moreover, to the extent you wish to accept subsequent employment during the Non-Competition Period with a person, business, or entity that is involved in the Business, but for which the Business constitutes less than ten percent (10%) of such person, business, or entity’s gross receipts in the fiscal year preceding the fiscal year of the termination of your employment, then you may seek permission for a limited waiver of the non-compete from the Board, and the Board will not unreasonably withhold its consent.

14. Non-Solicitation. While you are employed by the Company and during the Noncompetition Period, you shall not directly or indirectly, individually or on behalf of any person or entity, other than the Company or any of its subsidiaries:

a. solicit, entice, or induce, or attempt to solicit, entice, or induce, any customer, vendor, supplier, or business partner to become a customer, vendor, supplier, or business partner of any other person, firm, or corporation with respect to products then sold or under development by the Company or to cease doing business with or divert business from the Company, nor shall you otherwise interfere with any business relationship between the Company on the one hand and any Company customer, vendor, supplier, or business partner on the other, including by convincing any such individual or entity to change or alter the terms of its existing or prospective contractual terms and conditions with the Company; or

b. solicit, induce, recruit, or encourage, or attempt to solicit, induce, recruit, or encourage any employee, consultant, or independent contractor of the Company to terminate employment with or otherwise cease providing services to the Company or to work for a third party other than the Company; and you shall not employ or offer to employ any employee, consultant, or independent contractor of the Company. Notwithstanding the foregoing, the provisions of this Paragraph 14b shall not be violated by general advertising or solicitation not specifically targeted at employees of the Company.

15. Intellectual Property.

(a) If at any time or times during your employment you (either alone or with others) make, conceive, discover or reduce to practice any Developments that (i) relate to the business of the Company or any of the goods or products being researched, developed, produced, marketed, sold, or distributed by the Company, (ii) result from tasks assigned to you by the Company or performed by you on behalf of the Company or (iii) result from the use of premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company, such Developments and the benefits thereof shall immediately become the sole and absolute property of the Company and its assigns, and you shall promptly disclose to the Company (or any persons designated by it) each such Development. You hereby assign any rights, title, and interest you may have or acquire in the Developments and benefits and/or rights resulting therefrom to the Company and its assigns without further compensation, including copyrights, trade secrets, trademarks (and related goodwill), patents, and other intellectual property rights arising in any jurisdiction throughout the world, whether arising during or after your employment.

(b) You acknowledge that, by reason of your being employed by the Company, all original works of authorship which are made by you (solely or jointly with others) within the scope of your employment are “works made for hire,” as that term is defined in the United States Copyright Act, as amended, and such copyrights are therefore owned by the Company. However, if any original works of authorship made by you are deemed not to be “works for hire,” you agree to irrevocably assign, and hereby irrevocably assign, to the Company any right, title and interest thereto, including, but not limited to, any copyrights therein, with no additional consideration other than that recited in this Letter.

(c) Upon disclosure of each Development to the Company, you will, during your employment and at any time thereafter, at the request and cost of the Company, sign, execute, make and do all such deeds, documents, acts and things as the Company and its duly authorized agents may reasonably require: (i) to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and (ii) to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d) In the event the Company is unable, after reasonable effort, to secure your signature on any letters patent, copyright or other analogous protection relating to a Development, whether because of your physical or mental incapacity or for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact for the sole purpose of acting for and on your behalf and stead to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of letter patents, copyright and other analogous protection thereon with the same legal force and effect as if executed by you.

16. Nondisparagement. While you are employed by the Company and at all times thereafter, you shall not directly or indirectly, publicly disparage the Company, its officers, directors, employees, products or services, and the Company shall not authorize, sanction or condone any public disparagement of you, and will instruct the members of the Board and its executive officers, on behalf of the Company or any of its direct and indirect controlled subsidiaries, to refrain from publicly disparaging you. Notwithstanding the foregoing, nothing in this Paragraph 16 shall (i) be construed to prohibit any person from providing truthful testimony or information as may be required by law, rule, regulation, or legal process or as requested by any legal or regulatory authority, or from complying with any whistleblower law, or (ii) impair or interfere in any way with the Company’s ability to communicate with its investors, auditors and/or or legal advisors, or otherwise engage in truthful business-related communications.

17. Acknowledgments.

a. With respect to Paragraphs 12, 13, 14, 15, and 16, you agree that the term “Company” shall include the Company’s direct and indirect controlled subsidiaries and affiliates. You acknowledge and agree that the type and period of restrictions imposed in Paragraphs 12, 13, 14, and 15 are fair and reasonable, and that such restrictions are necessary and essential and intended solely to protect the legitimate interests of the Company, including Confidential Information, goodwill, and business interests, rather than to prevent you from earning a livelihood. You recognize that the Company competes worldwide, and that your access to trade secrets and Confidential Information makes it necessary for the Company to restrict your post-employment activities in any market in which the Company competes, and in which your access to trade secrets, Confidential Information, and other proprietary information could be used to the detriment of the Company. In the event that any restriction set forth in this Letter is determined to be overbroad with respect to scope, time or geographical coverage, you agree that such a restriction or restrictions should be modified and narrowed, either by a court or by the Company, so as to preserve and protect the legitimate interests of the Company as described in this Letter, and without negating or impairing any other restrictions or agreements set forth herein.

b. You acknowledge and agree that if you should breach any of the covenants, restrictions and agreements contained in Paragraphs 12, 13, 14, 15, and 16 of this Letter, irreparable loss and injury would result to the Company, monetary relief would not compensate for such breach, and damages arising out of such a breach may be difficult to ascertain. You therefore agree that, in addition to all other remedies provided at law or at equity, the Company shall be entitled to have the covenants, restrictions and agreements contained in Paragraphs 12, 13, 14, 15, and 16 specifically enforced (including, without limitation, by temporary, preliminary, and permanent injunctions and restraining orders), without the need to post any bond or security, by the United States District Court for the Eastern District of New York or any state court located in Nassau County, New York having equity jurisdiction and you agree to be subject to the jurisdiction of such court. You agree that, if you are found to have breached any of the time-limited covenants in Paragraphs 13 and 14, the time period during which you are subject to such covenant shall be extended by one day for each day you are found to have violated such restriction.

c. You agree that if the Company fails to take action to remedy any breach by you of this Letter or any portion of the Letter, such inaction by the Company shall not operate or be construed as a waiver of any subsequent breach by you of the same or any other provision, agreement or covenant.

d. You acknowledge and agree that the payments and benefits to be provided to you under this Letter are provided as consideration for the covenants in Paragraphs 12, 13, 14, 15 and 16.

18. Representations and Warranties. You represent and warrant the following to the Company, each of which is a material inducement to the Company’s willingness to offer you employment on the terms set forth in this Letter and a material provision of this Letter:

a. Other than as previously disclosed in writing or provided to the Company, you are not a party to or bound by any employment agreements, restrictive covenants, non-compete restrictions, non-solicitation restrictions, and/or confidentiality or non-disclosure agreements with any other person, business or entity, or any agreement or contract requiring you to assign inventions to another party (each, a “Restrictive Agreement”), and you have conducted a thorough review of any and all agreements you may have entered into with any current or former employer or any other relevant party to ensure that this representation and warranty is correct.

b. No Restrictive Agreement prohibits, restricts, limits or otherwise affects you employment with the Company as an executive or ability to perform any of your duties or responsibilities for the Company as contemplated in this Letter.

c. You have not made any material misrepresentation or omission in the course of your communications with the Company regarding the Restrictive Agreements or other obligations to any current or former employer.

d. You have not, directly or indirectly, removed, downloaded, or copied any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or corporate affiliates) without the express written consent of an authorized representative of such entity, and shall not use or possess, as of the Start Date and during your employment with the Company, any confidential or proprietary information or records of any current or former employer (or their subsidiaries and/or corporate affiliates), whether in hard copy or electronic form, including, but not limited to, documents, files, disks, or other materials, all of which you are prohibited from using in connection with your employment with the Company.

19. Indemnification; D&O Coverage. The Company shall at all times maintain directors’ and officers’ liability insurance under which you shall be covered on a basis that is no less favorable than the coverage provided to any director or officer of the Company, and the Company shall otherwise indemnify you to the fullest extent permitted by applicable law, whether under the Company’s governing documents or otherwise. The Company will pay, as incurred, any reasonable expenses (including fees and disbursements of legal counsel) incurred by you in defending any civil, criminal or administrative proceeding, including any investigation, that may result in an indemnifiable cost or loss, subject to your obligation to repay any such amount if it is subsequently determined that you were not entitled to indemnification pursuant to this Paragraph 19, an applicable indemnity agreement, the governing instruments of the Company, an insurance policy, or otherwise.

20. Contents of Agreement. This Letter, including the exhibits and schedules attached hereto, sets forth the entire understanding between you and Hain with respect to your employment by the Company, supersedes any and all prior agreements and understandings concerning your employment by the Company, and cannot be changed or modified except upon written amendment approved by the Board and executed on its behalf by a duly authorized officer and by you. The provisions of this Letter shall survive the termination of your employment for any reason to the extent necessary to enable the parties to enforce their rights hereunder.

21. Assignment. All of the terms and provisions of this Letter shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties, except that your duties and responsibilities under this Letter are of a personal nature and shall not be assignable or delegatable in whole or in part by you. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within fifteen (15) days of such succession, expressly to assume and agree to perform this Letter in the same manner as, and to the same extent that, the Company would be required to perform if no such succession had taken place.

22. Severability. If any provision of this Letter or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Letter that can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

23. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Letter is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Letter or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Letter or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

24. Withholding. All payments under this Letter shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Letter all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. You shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Letter other than such taxes that are, by their nature, obligations of the Company (for example, and without limitation, the employer portion of the Federal Insurance Contributions Act (FICA) taxes).

25. Counterparts. This Letter may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Letter or any counterpart hereof to produce or account for any of the other counterparts. Facsimile signatures and signatures transmitted by PDF shall be equivalent to original signatures.

26. Notices. For the purpose of this Letter, notices and all other communications provided for in this Letter shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon actual receipt:

To the Company:	To You:

The Hain Celestial Group, Inc. 1111 Marcus Avenue Lake Success, New York 11042 Attention: Office of the General Counsel	To your home address most recently on file in the Company’s records

27. Arbitration. To the fullest extent permitted by applicable law, any disputes arising out of or related to this Letter or your employment with the Company, with the exception of claims for workers compensation or unemployment benefits, shall be settled solely and exclusively by binding arbitration in Nassau County, New York. Such arbitration shall be conducted before a single impartial arbitrator jointly selected by you and the Company and shall be administered by JAMS pursuant to its employment arbitration rules then in effect (the “Rules”). In any arbitration, any and all claims shall be arbitrated only on an individual basis, and not on a class, collective, or multiple-party basis. You and the Company expressly waive any right to arbitrate as a class representative, as a class member, or in a collective action, and there shall be no joinder or consolidation of parties. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this paragraph shall be construed as (i) precluding the bringing of an action for injunctive relief or other equitable relief in the United States District Court for the Eastern District of New York or any state court located in Nassau County or (ii) compelling arbitration of claims that, by applicable law, cannot be compelled to arbitration, in which event such claims shall be brought exclusively in the United States District Court for the Eastern District of New York or any state court located in Nassau County. The arbitrator will be required to administer the arbitration pursuant to the Rules and issue an award, in writing, within thirty (30) days of the arbitration hearing, which award must contain a summary of the issues in controversy, and a description of the award issued. The arbitrator may not modify or change this Letter in any way, but may award damages, and/or other relief, only to the extent then permitted under applicable federal, state or local statutes. Any controversy over whether a dispute is an arbitrable dispute or as to the scope, validity, interpretation or enforceability of the paragraph with respect to such arbitration shall be determined by the arbitrator, and not by a court or any other governmental body. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive and may be entered in any court of competent jurisdiction. Unless otherwise prohibited or required by law, any arbitration proceeding (including the nature and substance of all claims, defenses, information, materials, discovery, witness testimony, motions, and post-hearing submissions) shall be strictly confidential and such proceeding shall be identified to JAMS as a confidential proceeding. Each party shall pay the fees of its attorneys, the expenses of its witnesses, and any other costs and expenses that the party incurs in connection with the arbitration; provided that an arbitrator may award attorneys’ fees to the prevailing party, if the arbitrator determines in its sole discretion that such an award is equitable. All other costs of the arbitration, including the fees of the arbitrator and administrative fees, shall be paid by the Company; provided that you shall be responsible for paying any JAMS initiation/filing fee with respect to any claims initiated by you.

28. Governing Law; Jurisdiction. This Letter shall be governed by and interpreted under the laws of the State of New York without giving effect to any conflicts-of-law provisions. Any appellate proceedings shall take place in the appropriate courts having appellate jurisdiction over the courts set forth in this Paragraph.

29. Section 409A. This Letter is intended to comply with or otherwise be exempt from Section 409A and its corresponding regulations, to the extent applicable, and shall be so construed. Notwithstanding anything in this Letter to the contrary, payments of “nonqualified deferred compensation” subject to Section 409A may only be made under this Letter upon an event and in a manner permitted by Section 409A, to the extent applicable. For purposes of Section 409A, all payments of “nonqualified deferred compensation” subject to Section 409A to be made upon the termination of your employment under this Letter may only be made upon a “separation from service” under Section 409A. Each payment made under this Letter, including each installment of Severance or Change in Control Severance, shall be treated as a separate payment and the right to a series of installment payments under this Letter is to be treated as a right to a series of separate payments. In no event shall you, directly or indirectly, designate the calendar year of payment with respect to any amount that is “nonqualified deferred compensation” subject to Section 409A. All reimbursements provided under this Letter that are “nonqualified deferred compensation” that is subject to Section 409A shall be made or provided in accordance with Section 409A, including, where applicable, the requirements that (a) any reimbursement is for expenses incurred during your employment (or during such other time period specified in this Letter), (b) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (c) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (d) the right to reimbursement is not subject to liquidation or exchange for another benefit. Nothing herein shall be construed as having modified the time and form of payment of any amounts or payments of “nonqualified deferred compensation” within the meaning of Section 409A that were otherwise payable pursuant to the terms of any agreement between the Company and you in effect prior to the date of this Letter.

30. Section 280G of the Code. Notwithstanding any other provision of this Letter or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or its affiliates to you or for your benefit pursuant to the terms of this Letter or otherwise (the “Covered Payments”) constitute parachute payments (the “Parachute Payments”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this Paragraph 30, would be subject to the excise tax imposed under Section 4999 of the Code (or any successor provision thereto) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then prior to making the Covered Payments, a calculation shall be made comparing (i) the Net Benefit (as defined below) to you of the Covered Payments after payment of the Excise Tax to (ii) the Net Benefit to you if the Covered Payments are limited to the extent necessary to avoid being subject to the Excise Tax. Only if the amount calculated under (i) above is less than the amount under (ii) above will the Covered Payments be reduced to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to the Excise Tax (that amount, the “Reduced Amount”). “Net Benefit” shall mean the present value of the Covered Payments net of all federal, state, local, foreign income, employment and excise taxes.

a. Any such reduction shall be made in accordance with Section 409A and the following:

(i) the Covered Payments consisting of cash severance benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first, in reverse chronological order;

(ii) all other Covered Payments consisting of cash payments, and Covered Payments consisting of accelerated vesting of equity based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) does not apply, and that in either case do not constitute nonqualified deferred compensation subject to Section 409A, shall be reduced second, in reverse chronological order;

(iii) all Covered Payments consisting of cash payments that constitute nonqualified deferred compensation subject to Section 409A shall be reduced third, in reverse chronological order; and

(iv) all Covered Payments consisting of accelerated vesting of equity-based awards to which Treas. Reg. § 1.280G-1 Q/A-24(c) applies shall be the last Covered Payments to be reduced.

b. Any determination required under this Paragraph 30 shall be made in writing in good faith by an independent accounting firm selected by the Company (the “Accountants”). The Company and you shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Paragraph 30. For purposes of making the calculations and determinations required by this Paragraph 30, the Accountants may rely on reasonable, good-faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Company and you. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Paragraph 30.

c. It is possible that after the determinations and selections made pursuant to this Paragraph 30 you will receive Covered Payments that are in the aggregate more than the amount intended or required to be provided after application of this Paragraph 30 (“Overpayment”) or less than the amount intended or required to be provided after application of this Paragraph 30 (“Underpayment”).

(i) In the event that: (A) the Accountants determine, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or you that the Accountants believe has a high probability of success, that an Overpayment has been made or (B) it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that has been finally and conclusively resolved that an Overpayment has been made, then you shall pay any such Overpayment to the Company together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date of your receipt of the Overpayment until the date of repayment.

(ii) In the event that: (A) the Accountants, based upon controlling precedent or substantial authority, determine that an Underpayment has occurred or (B) a court of competent jurisdiction determines that an Underpayment has occurred, any such Underpayment will be paid promptly by the Company to or for the benefit of you together with interest at the applicable federal rate (as defined in Section 7872(f)(2)(A) of the Code) from the date the amount should have otherwise been paid to you until the payment date.

Please acknowledge your acceptance of the terms of this Letter by signing in the space provided below and returning a copy to me.

Sincerely,

/s/ Andrew R. Heyer
Andrew R. Heyer
Lead Independent Director
The Hain Celestial Group, Inc.

Agreed to and Accepted by:

/s/ Mark L. Schiller
Mark L. Schiller

October 26, 2018
Date

SCHEDULE A:

DEFINITIONS

Capitalized terms used in the Letter to which this Schedule A is attached that are not otherwise defined in the Letter shall have the meanings given to such terms as set forth below:

1. “Cause” means the following grounds for termination of employment:

a.	You are convicted of a felony or enter a plea of guilty or nolo contendere with respect thereto;

b.

Your continuous failure to substantially perform your reasonably assigned duties for the Company or any subsidiary (other than a failure resulting from your incapacity due to physical or mental illness), which failure has continued for a period of at least thirty (30) days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to you specifying the manner in which you have failed substantially to perform;

c.	You engage in actual or attempted theft or embezzlement of Company assets;

d.	You engage in conduct that is materially harmful to the public reputation of the Company or any subsidiary, other than conduct required by law or regulation;

e.	You engage in any act of dishonesty, fraud, or immoral or disreputable conduct;

f.	You engage in willful misconduct in the performance of your duties; or

g.

You materially breach any covenant or condition of the Letter (including Paragraphs 12, 13, 14, 15, and 16) or any other written agreement between the parties, or breach your fiduciary duty to the Company or any subsidiary.

2. “Change in Control” means:

a.

The acquisition by any person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), of fifty percent (50%) or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (“Voting Stock”); provided, however, that for purposes of this clause a., the following acquisitions shall not constitute a Change in Control: (i) any issuance of Voting Stock of the Company directly from the Company that is approved by the Incumbent Board (as defined below), (ii) any acquisition by the Company of Voting Stock of the Company or (iii) any acquisition of Voting Stock of the Company by any person pursuant to a Business Combination (as defined below) that complies with clauses (i), (ii) and (iii) of clause c. below; or

Schedule A

b.

during any period of one year beginning on or after the date hereof, individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a member of the Board (a “Director”) subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

c.

consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company (each, a “Business Combination”), unless, in each case, immediately following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners of Voting Stock of the Company immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions relative to each other as their ownership, immediately prior to such Business Combination, (ii) no person (other than the Company or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, fifty percent (50%) or more of the combined voting power of the then outstanding shares of Voting Stock of the entity resulting from such Business Combination and (iii) at least a majority of the members of the board of directors of the entity resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

d.	the stockholders of the Company approve the sale or disposition by the Company (other than to a subsidiary of the Company) of all or substantially all of the assets of the Company.

It is the intent of the Company that the definition of “Change in Control” satisfies, and be interpreted in a manner that satisfies, the applicable requirements of Section 409A. If the definition of “Change in Control” would otherwise frustrate or conflict with the intent expressed above, that definition to the extent possible shall be interpreted and deemed amended so as to avoid such conflict.

Schedule A

3. “Confidential Information” means all business records, trade secrets, know-how, customer lists or compilations, terms of customer agreements, supplier or service information, pricing or cost information, marketing information, future products and strategies, business opportunities, inventions, creations, enhancements, business operation information, financial information or personnel data, any formula, pattern, device and/or compilation of information which is used in the Company’s business and which gives the Company an advantage over its competitors, and other confidential or proprietary information created, used and/or obtained by you in the course of your employment with the Company or any subsidiary of the Company. “Confidential Information” also includes proprietary or confidential information of any third party who may disclose such information to Company or to you in the course of the Company’s business subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes.

4. “Developments” means any invention, modification, discovery, design, development, improvement, process, software program, work of authorship, documentation, formula, data, technique, know-how, secret or intellectual property right whatsoever or any interest therein (whether or not patentable or registrable under copyright or similar statutes or subject to analogous protection).

5. “Disability” means your inability to perform the material duties of your position for a period of ninety (90) consecutive days or one hundred eighty (180) days in the aggregate during any twelve (12) month period because of physical or mental injury or illness or, if longer, the period of time required for you to qualify for long-term disability benefit under any long-term disability plan or policy maintained by the Company; provided that, in the event of a dispute relating to your Disability, you agree to submit to a physical examination by a licensed physician selected by the Board and agreeable to you.

6. “Good Reason” shall mean the occurrence (without your prior express written consent) of any one of the following acts, or failures to act:

a.

the assignment to you of any duties or responsibilities materially inconsistent with your positions as Chief Executive Officer, or a material diminution in your position, duties, authority or responsibilities; provided that Good Reason shall not exist under this clause if such material diminution in duties and responsibilities occurs during any Notice Period (as defined in the Letter) or is as a result of any disposition or sale of any subsidiary or business of the Company;

b.

a material reduction in your Base Salary as in effect on the date of the Letter or as the same may be increased at any time thereafter and from time to time; provided that Good Reason shall not exist if your Base Salary is reduced in connection with an across-the-board salary reduction as permitted by Paragraph 3 of the Letter;

Schedule A

c.

the relocation of the Company’s principal executive offices to a location more than fifty (50) miles from its location on the date of this Letter (or, if different, more than fifty (50) miles from where such offices are located immediately prior to such change);

d.

the failure of the Compensation Committee to approve the grant of the Performance Based Restricted Stock Units (or, to the extent Compensation Committee approval is required for such grants, or Time-Based Restricted Stock) on the terms set forth herein within sixty (60) days after your Start Date; and/or

e.	any failure by the Company to comply with any of the material provisions of this Letter.

For purposes of this Letter, you shall not have Good Reason for termination unless (i) you reasonably determine in good faith that a “Good Reason” condition has occurred; (ii) you notify the Company in writing of the occurrence of the Good Reason condition within sixty (60) days of such occurrence; (iii) you cooperate in good faith with the Company’s efforts, for a period of thirty (30) days following such notice (the “Cure Period”), to cure the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) you terminate your employment within sixty (60) days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

Schedule A

EXHIBIT A

THE HAIN CELESTIAL GROUP, INC.

INDUCEMENT GRANT

PERFORMANCE UNITS AGREEMENT

This Inducement Grant Performance Units Agreement (this “Agreement”) is made and entered into as of [                             ] (the “Grant Date”) by and between The Hain Celestial Group, Inc., a Delaware corporation (the “Company”) and Mark L. Schiller (the “Participant”).

WHEREAS, as an inducement to the Participant to commence employment with the Company, the Compensation Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Units (as defined herein) provided for herein; and

WHEREAS, it is intended that the award of Units comply with the exemption from the stockholder approval requirement for “inducement grants” provided under Rule 5635(c)(4) of the NASDAQ Listing Rules.

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. The Units have not been granted pursuant to the Company’s Amended and Restated 2002 Long Term Incentive and Stock Award Plan (the “Plan”). However, as set forth below, unless otherwise defined herein, capitalized terms shall have the meaning set forth in the Plan (the “Applicable Plan Provisions”).

1.2 Construction. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term “or” is not intended to be exclusive, unless the context clearly requires otherwise.

2. ADMINISTRATION.

All questions of interpretation concerning this Agreement shall be determined by the Compensation Committee. All determinations by the Compensation Committee made reasonably and in good faith shall be final and binding upon all persons having an interest in the Award, provided that any dispute with respect to the reason for the Participant’s termination of employment shall be resolved by binding arbitration in accordance with that certain Employment Agreement by and between the Company and the Participant dated as of October 26, 2018 (the “Employment Agreement”) and the determination of the Compensation Committee shall not be considered final or binding or entitled to any presumption of correctness.

Exhibit A

3. THE AWARD.

3.1 Grant of Units. On the Grant Date, subject to the provisions of this Agreement, the Participant has been granted a right (“Units”) to receive Shares based on the terms and conditions set forth in this Agreement, which will be earned and vested (or not) as set forth in Section 4, with 1,050,000 representing the maximum number of Units that may become Vested Units as set forth in 4.3, all subject to adjustment as provided in Section 8. Each Unit represents a right to receive one (1) Share on the Settlement Date (as defined below).

3.2 No Monetary Payment Required. The Participant is not required to make any monetary payment (other than applicable tax withholding, if any) as a condition to receiving the Units or Shares issued upon settlement of the Units, the consideration for which shall be past services actually rendered and/or future services to be rendered to the Company and/or its Subsidiaries for its benefit. Notwithstanding the foregoing, if required by applicable state corporate law, the Participant shall furnish consideration in the form of cash or past services rendered to the Company or for its benefit having a value not less than the par value of the shares of Stock issued upon settlement of the Units.

4. VESTING OF UNITS.

4.1 General. Subject to the Participant’s continued employment or other service with the Company or its Subsidiaries through the last day of the Performance Period (as defined below) or a Qualifying Termination as defined in Section 4.3, the maximum number of Units that may be earned (the “Performance Units”) shall be based upon the Company’s 3-Year Compound Annual Total Shareholder Return (as defined below) for the Performance Period (as defined below) in accordance with the following schedule:

Compound Annual Total Shareholder Return over Performance Period	Number of Performance Units
At least 15% but below 20%	350,000
At least 20% but below 25%	525,000
At least 25% but below 30%	700,000
At least 30% but below 35%	875,000
At least 35%	1,050,000

The maximum award that may be achieved shall be 1,050,000 Units and no Units will vest if the 3-Year Compound Annual Total Shareholder Return is below 15%.

In addition to the performance vesting requirements described above, the Performance Units shall be subject to the time-based vesting schedule set forth in Section 4.3 below.

Exhibit A

4.2 Performance Based Vesting - Determination of 3-Year Compound Annual Total Shareholder Return. Compound Annual Total Shareholder Return (“TSR”) means the compound annual growth rate over the Performance Period, expressed as a percentage, from the Initial Share Price to the Ending Average Share Price plus reinvested dividends over the Performance Period, subject to the following definitions and parameters associated with the calculation:

•

“Ending Average Share Price” will mean the average of the daily closing prices per share of the Company’s common stock, as reported on the stock exchange or market on which such stock is listed, for the 60 trading days ending on and including the applicable Date of Determination, except that in the event of a Change in Control described in Section 2.a, 2.c or 2.d of Schedule A to the Employment Agreement, the Ending Average Share Price will be equal to the value of the consideration paid or exchanged for a Share pursuant to the terms of the Change in Control. For avoidance of doubt, in the event of a Change in Control described in Section 2.b, the Ending Average Share Price will be based on the average of the daily closing prices on the 60 trading days ending on the Date of Determination as described above.

•	“Date of Determination” will mean the earlier of (A) a Change in Control: (B) the Participant’s Qualifying Termination; or (C) the third anniversary of the Grant Date.

•	“Initial Share Price” will mean the closing stock price on the Grant Date.

•	“Performance Period” will mean the period beginning on the Grant Date and ending on the Date of Determination.

Dividends that have an ex-dividend date during the Performance Period shall be included in the calculation assuming the reinvestment of such dividends as of the applicable ex-dividend date, and dividends shall include the per share value of any cash or stock dividends, including the per share value as determined in good faith by the Company’s Board of Directors of a dividend issued in any Company spin-off of assets or subsidiary stock.

Notwithstanding the foregoing, if the Participant has a Qualifying Termination or if a Change in Control occurs prior to the first anniversary of the Grant Date, TSR will be computed as if the Date of Determination were the first anniversary of the Grant Date. For avoidance of doubt, if the Participant has a Qualifying Termination or if a Change in Control occurs prior to the first anniversary of the Grant Date, the Performance Period shall be treated as one year for purposes of computing TSR.

The Compensation Committee shall determine the Company’s Compound Annual Total Shareholder Return. For clarity, the Compensation Committee may use the services of an independent third party consultant to the Company to assist with such determination.

4.3 Time-Based Vesting. Subject to the performance vesting requirements set forth in Section 4.1, the Performance Units shall become vested and earned (the “Vested Units”) on the following vesting dates (each such date a Vesting Date):

(a) If the Participant remains in the continuous employment or other service relationship with the Company through the third anniversary of the Grant Date (including on or after a Change in Control), 100% of the Performance Units as determined pursuant to Section 4.1 shall be vested on the third anniversary of the Grant Date; and

Exhibit A

(b) In the event that the Participant experiences a Qualifying Termination prior to the third anniversary of the Grant Date, the Participant shall earn a pro rata number of Performance Units as determined pursuant to Section 4.1 upon the occurrence of a “Qualifying Termination” as follows:

4.3.1 In the event that the Participant’s service is terminated by the Company without Cause or, by the Participant for Good Reason, death, or Disability (each of which shall be a “Qualifying Termination”) prior to a Change in Control, then the number of Performance Units that will be vested on the Qualifying Termination date will be prorated based on the number of full calendar months the Participant spent on the active payroll during the Performance Period, divided by 36 months.

4.3.2 In the event that the Participant has a Qualifying Termination on or after a Change in Control, then the number of Performance Units that will be vested on the date of the Qualifying Termination will be prorated as follows:

•

If the Participant has a Qualifying Termination on or after a Change in Control, and such Qualifying Termination occurs on or prior to the first anniversary of the Grant Date, the number of Performance Units that will vest as calculated based on performance and as determined pursuant to Section 4.1 will be multiplied by 1/3;

•

If the Participant has a Qualifying Termination on or after a Change in Control, and such Qualifying Termination occurs after the first anniversary but on or prior to the second anniversary of the Grant Date, the number of Performance Units that will vest as calculated based on performance and as determined pursuant to Section 4.1 will be multiplied by 2/3; and

•

If the Participant has a Qualifying Termination on or after a Change in Control, and such Qualifying Termination occurs after the second anniversary, no proration will be applied to the Performance Units and 100% of the Performance Units as determined pursuant to Section 4.1 shall be vested.

For the avoidance of doubt, if the Participant’s service is terminated for any reason other than the foregoing, the Units shall be immediately forfeited and cancelled without consideration.

For purposes of this Section 4.3 only, capitalized terms used but not otherwise defined herein shall have the meaning set forth in the Employment Agreement.

4.4 Definition of Change in Control. Change in Control for purposes of this Agreement has the meaning set forth in the Employment Agreement.

Exhibit A

5. DIVIDENDS CREDITED ON THE UNITS.

5.1 The Vested Units will earn dividend equivalents in the form of additional Units. Specifically, as of each dividend payment date for Company common stock during the period beginning on the Grant Date and ending on the Vesting Date, the Participant’s account will be credited with additional Units (“Dividend Equivalent Units”) equal in number to the number of shares of Company common stock that could be bought with the cash dividends that would be paid on the Vested Units if each Unit were a share of Company common stock. The number of Units that results from the calculation will be to two decimal places.

5.2 The number of shares of Company common stock that could be bought with the cash dividends will be calculated based on the “Fair Market Value” of Company common stock on the applicable dividend payment date. “Fair Market Value” here means the average of the high and the low per share trading prices for Company common stock as reported in The Wall Street Journal for the specific dividend payment date, or in such other source as the Company deems reliable.

5.3 Dividend Equivalent Units will vest at the same time and in the same manner as the Vested Units with which they are associated.

6. SETTLEMENT OF THE AWARD.

6.1 Issuance of Shares of Stock. Subject to the provisions of Section 6.3 below, within [30] days of the Vesting Date (the “Settlement Date”), the Company shall issue to the Participant in settlement of the Vested Units, the number of Shares equal to the Vested Units, and all Units will terminate and cease to be outstanding upon such issuance of the Shares.

6.2 Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with any broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the heirs of the Participant.

6.3 Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of Shares upon settlement of the Award shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities and issuance of the Shares may be delayed where the Company reasonably anticipates that the making of the payment will violate Federal securities law or other applicable law; provided that the payment is made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation.

6.4 Retention of Shares. The Participant must hold any Shares (net of any Shares withheld to pay applicable taxes) earned pursuant to a Vested Unit until the earlier of (a) the first anniversary of the Settlement Date, (b) a Qualifying Termination of the Participant’s employment or other service relationship with the Company, or (c) a Change in Control.

Exhibit A

7. TAX IMPLICATIONS.

7.1 In General. The Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax (including any social insurance) withholding obligations of the Company (or its Affiliate or Subsidiary), if any, which arise in connection with the Award, the vesting of Units or the issuance of Shares in settlement thereof (the “Tax Liability”). These requirements may change from time to time as laws or interpretations change. Regardless of the Company’s (or its Affiliate’s or Subsidiary’s) actions in this regard, the Participant hereby acknowledges and agrees that the Tax Liability shall be the Participant’s responsibility and liability.

7.2 Withholding in Shares. The Company may require the Participant to satisfy all or any portion of tax withholding obligations by deducting from the Shares otherwise deliverable to the Participant in settlement of the Award a number of whole Shares having a fair market value, as determined by the Company as of the date on which the tax withholding obligations arise, not in excess of the amount of such tax withholding obligations determined by the applicable maximum statutory withholding rates.

8. ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE.

Subject to any required action by the stockholders of the Company and the requirements of Section 409A, in the event of any change in the Shares effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Shares (excepting normal cash dividends) that has a material effect on the fair market value of Shares, appropriate and proportionate adjustments shall be made in the number of Performance Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any fractional share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.

9. RIGHTS AS A STOCKHOLDER, DIRECTOR, EMPLOYEE OR CONSULTANT. The Participant shall have no rights as a stockholder with respect to any Performance Units until the date of the issuance of the Shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date the Shares are issued, except as provided in Sections 5 and 8. If the Participant is an Employee, the Participant understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between the Company and the Participant, the Participant’s employment is “at will” and is for no specified term. Nothing in this Agreement shall confer upon the Participant any right to continue in the service of the Company or any Subsidiary or interfere in any way with any right of such entities to terminate the Participant’s service at any time.

Exhibit A

10. MISCELLANEOUS PROVISIONS.

10.1 Termination or Amendment. The Board may terminate or amend the Plan or this Agreement at any time; provided, however, that no such termination or amendment may adversely affect the Participant’s rights under this Agreement without the consent of the Participant unless such termination or amendment is necessary to comply with applicable law or government regulation, including, but not limited to, Section 409A of the Code. No amendment or addition to this Agreement shall be effective unless in writing.

10.2 Nontransferability of the Award. Prior to the issuance of Shares on the applicable Settlement Date, neither this Award nor any Units subject to this Award shall be subject in any manner to anticipation, alienation, sale, exchange, transfer, assignment, pledge, encumbrance, or garnishment by creditors of the Participant or the Participant’s beneficiary, except transfer by will or by the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.

10.3 Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

10.4 Binding Effect. This Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.

10.5 Delivery of Documents and Notices. Any document relating to participation in the Plan or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by the Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature hereto or at such other address as such party may designate in writing from time to time to the other party.

(a) Description of Electronic Delivery. The Plan documents, which may include but do not necessarily include: the Plan, this Agreement, the Plan’s prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Agreement to the Company or to such third party involved in administering the Plan as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the internet site of a third party involved in administering the Plan, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.

Exhibit A

(b) Consent to Electronic Delivery and Execution. The Participant acknowledges that the Participant has read Section 10.5 of this Agreement and consents to the electronic delivery of the Plan documents, as described in Section 10.5(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery or execution of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 10.5(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 10.5(a). Electronic execution of this Agreement shall have the same binding effect as a written or hard copy signature and accordingly, shall bind the Participant and the Company to all of the terms and conditions set forth in the Applicable Plan Provisions and this Agreement.

10.6 Integrated Agreement. This Agreement and the Applicable Plan Provisions, together with the Employment Agreement governing this Award shall constitute the entire understanding and agreement of the Participant and the Company with respect to the subject matter contained herein or therein and supersedes any prior agreements, understandings, restrictions, representations, or warranties between the Participant and the Company with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of the Agreement shall survive any settlement of the Award and shall remain in full force and effect.

10.7 Section 409A. This Agreement and the Units granted hereunder are intended to fit within the “short-term deferral” exemption from Section 409A of the Code as set forth in Treasury Regulation Section 1.409A-1(b)(4). In administering this Agreement, the Company shall interpret this Agreement in a manner consistent with such exemption. Notwithstanding the foregoing, if it is determined that the Units fail to satisfy the requirements of the short-term deferral rule and are otherwise deferred compensation subject to Section 409A, and if you are a “Specified Employee” (within the meaning set forth Section 409A(a)(2)(B)(i) of the Code) as of the date of your separation from service (within the meaning of Treasury Regulation Section 1.409A-1(h)), then the issuance of any shares that would otherwise be made upon the date of the separation from service or within the first six (6) months thereafter will not be made on the originally scheduled date(s) and will instead be issued in a lump sum on the date that is six (6) months and one day after the date of the separation from service, but if and only if such delay in the issuance of the shares is necessary to avoid the imposition of additional taxation on you in respect of the shares under Section 409A of the Code. Each installment of shares that vests is intended to constitute a “separate payment” for purposes of Section 409A of the Code and Treasury Regulation Section 1.409A-2(b)(2).

Exhibit A

10.8 Applicable Law. This Agreement shall be governed by the laws of the State of New York as such laws are applied to agreements between New York residents entered into and to be performed entirely within the State of New York.

10.9 Severability. If any term or provision of this Agreement or the application thereof to any Participant or circumstance shall to any extent be invalid or unenforceable, such provision will be modified, rewritten or interpreted to include as much of its nature and scope as will render it enforceable. If it cannot be so modified, rewritten or interpreted to be enforceable in any respect, it will not be given effect and the remainder of this Agreement, or the application of such term or provision to Participants or circumstances other than those held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

10.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.11 Acceptance. By signing the Agreement, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with this Agreement and the Applicable Plan Provisions , (b) accepts the Award subject to all of the terms and conditions of this Agreement and the Applicable Plan Provisions and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement except as otherwise provided in this Agreement. The Participant acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Units or disposition of the underlying shares and that the Participant has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

Exhibit A

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

THE HAIN CELESTIAL GROUP, INC.

By:
Name:	Andrew R. Heyer
Title:	Lead Independent Director

Address:	1111 Marcus Avenue, Suite 1 Attention: General Counsel Lake Success, NY 11042

MARK L. SCHILLER

Signature

Date

Address:

Exhibit A